Exhibit 99.1

PLANAR AGREES TO BE ACQUIRED BY LEYARD FOR $6.58 PER SHARE

Beaverton, Oregon and Beijing, China – August 12, 2015 – Leyard Optoelectronic Co., Ltd., a leading worldwide provider of LED display products and ancillary systems, and Planar Systems, Inc. (Nasdaq: PLNR), a global leader in display and digital signage technology, announced today that they have entered into a definitive merger agreement, pursuant to which a U.S. affiliate of Leyard will acquire all of the common stock of Planar for a purchase price of $6.58 per share. The merger values Planar’s equity at approximately $156.8 million on a fully diluted basis. The transaction is subject to specified closing conditions, including approval by the shareholders of both Planar and Leyard, and antitrust and other government clearance.

The pending acquisition augments Leyard’s existing range of LED display products and enables Leyard to expand its position outside the Chinese market.

Planar’s board of directors has unanimously approved the merger agreement and recommends that its shareholders vote to approve the merger agreement. Planar expects to hold a special meeting of its shareholders to consider and act upon the proposed merger as promptly as practicable. Details regarding the record date for, and the date, time and place of, the special meeting will be announced when finalized.

Victor Li, Chairman of Leyard, said, “We believe that Planar and Leyard complement each other and that this acquisition will create significant synergies. We intend to strongly support the continued growth of the Planar business, with standalone management, under the broader Leyard umbrella. This acquisition demonstrates Leyard’s ongoing commitment to expanding its global presence. The combination of Planar’s strong customer relationships, respected product offerings, and history of innovation across the organization, together with Leyard’s market leading position in emerging video wall technologies create inspiring solutions for customers.”

Gerry Perkel, Planar’s President and Chief Executive Officer, said, “I believe this transaction represents an outstanding opportunity for our shareholders, employees and customers. The acquisition by Leyard will provide our investors with a 42% premium to market based on our latest closing price and a 51% premium based on a seven day volume-weighted average price of Planar common stock of $4.35, and will position the Planar business for continued growth and innovation.”

Roth Capital Partners is serving as the financial advisor and Shearman & Sterling LLP is serving as the U.S. legal advisor to Leyard and BofA Merrill Lynch has is serving as the financial advisor and Perkins Coie LLP is serving as U.S. the legal advisor to Planar in connection with this transaction.

Closing of the acquisition, which is subject to specified conditions, is expected to occur in the fourth calendar quarter of 2015.

Planar will furnish to the Securities and Exchange Commission a Report on Form 8-K regarding the transaction, which will include the merger agreement. All parties desiring details regarding the transaction are urged to review these documents, which are available at the SEC’s website at www.sec.gov.

This announcement is neither a solicitation of proxies, an offer to purchase nor a solicitation of an offer to sell any securities and it is not a substitute for any proxy statement or other proxy materials that may be filed or furnished with the SEC with respect to the proposed merger.

About Planar

Planar, Inc. (Nasdaq: PLNR) is a global leader in display and digital signage technology, providing premier solutions for the world’s most demanding environments. Retailers, educational institutions, government agencies, businesses, utilities and energy firms, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Planar video walls, large format LCD displays, interactive touch screen monitors and many other solutions are used by the world’s leading organizations in applications ranging from digital signage to simulation and from interactive kiosks to large-scale data visualization. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide.

About Leyard

Leyard Optoelectronic Co., Ltd. designs, produces, and distributes a range of LED display products and its ancillary systems worldwide. Leyard offers indoor, outdoor, fixed and creative LED displays that are used in various applications, such as sports, advertisement, concerts, shopping malls, stadiums, exhibitions and other indoor and outdoor events. It also rents LED displays. Leyard was founded in 1995 and is headquartered in Beijing, China.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, which include statements regarding the proposed merger between Planar Systems, Inc. (the “Company”) and Leyard American Corporation, may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, and are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, suppliers, operating results and business generally and other risks and uncertainties described under “Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2015. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of the Company by Leyard American Corporation. In connection with the proposed merger transaction, the Company plans to file with the United States Securities and Exchange Commission (“SEC”) and furnish to the Company’s shareholders a proxy statement and other relevant documents. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investor.planar.com or by directing a request to: Planar Systems, Inc., 1195 NW Compton Drive, Beaverton, Oregon 97006, Attn: Investor Relations, 503-748-8911, invest@planar.com.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended September 26, 2014 and in its definitive proxy statement filed with the SEC on Schedule 14A on January 9, 2015.

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